Exhibit 16.1

Other – Letter Regarding Change in Accountants for Form 6-K

April 14, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the Form 6-K for the event that occurred on April 14, 2021, to be filed by our former client, Ossen Innovation Co., Ltd. We agree with the statements made in response to General Instructions B related to changes in registrant’s certifying accountants insofar as they relate to our Firm.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, People’s Republic of China

April 14, 2021